Exhibit 99.2

LEGAL SERVICES AGREEMENT

Background

From December 1989, until March 30, 2005, Val J. Christensen (“Christensen”) served Franklin Covey, Co. and its subsidiaries (collectively the “Company”) as a senior executive officer and full-time General Counsel. From August 1984 until December 1989, Christensen served as outside independent legal counsel to the Company. For over 20 years, both as independent and in-house counsel, Christensen has had responsibility for providing a wide range of general and specialized legal services, representing (or supervising others who have represented) the Company in judicial and administrative matters, and providing business and transaction advisory services to the Company, its management and board of directors (the “Services”). As Christensen reestablishes a private law practice, the Company desires to retain Christensen and Christensen is willing to be retained, as an independent contractor, to provide the Services for at least 1000 hours per year for the three-year term described below, on the terms and conditions set forth herein.

Agreement

In consideration of the mutual promises set forth herein, the Company hereby engages Christensen, and Christensen agrees to be engaged as independent legal counsel to provide a minimum of 1000 hours of Services for and on behalf of the Company, subject to the following terms and conditions:

1.  Retainer and Hourly Fees. Christensen shall make himself available and accessible to render Services to the Company for not less than 1000 hours per year, for the three year Term, as defined below. The Company shall pay Christensen an annual retainer in the amount of $225,000.00, payable in monthly installments of $18,500 on the 15th day of each month during the Term (the “Retainer Fee”), commencing April 15, 2005. In addition to the Retainer Fee, the Company shall pay Christensen an hourly fee in the amount of $325 per hour for each hour of Services he renders in excess of 1000 hours per year (“Additional Services Fee”). The Additional Services Fee shall be payable on a monthly basis if Christensen performs Services in excess of 83.3 hours during the month. Christensen shall submit, within 5 days after the end of each month of the Term, an itemized description of Services rendered and a record of his time spent thereon during said month, which record shall be accompanied by an invoice for Additional Services Fees, if any, payable for said month. Invoices for Additional Services Fees shall be payable within 30 days after the date the invoice is received by the Company. Christensen and the Company shall review billings on a quarterly basis and make appropriate payment adjustments in the succeeding quarter that are necessary to true up for underpayment or overpayment for Services performed during the quarter.

2.  Office, Furniture, Equipment and Materials. Christensen shall (i) provide all equipment and materials necessary to perform the Services, and (ii) have the right to perform the Services in the manner, at the times and locations, and using the means Christensen in his sole discretion deems necessary and appropriate; provided, however, that if the Company determines, in its sole discretion, that it better facilitates its communication with Christensen and enhances work product delivery and efficiency, Christensen may be allowed to use surplus office space and furniture at the Company’s headquarters and have access to and utilize the Company’s email, voice mail and computer network systems (the “Systems”) on the same terms and conditions governing the use of office space and Systems by other independent contractors.

3.  Expense Reimbursement. Christensen shall be responsible for his own business expenses incurred in rendering the Services pursuant to this Agreement; provided, however, that the Company shall reimburse Christensen for expenses incurred for duplication of documents, fax and long distance telephone charges, special messengers, couriers, postal services, expenses associated with computerized legal research, and travel expenses (when travel is requested by the Company), including airfare, meals, lodging and other similar business expenses.

4.  Term of Agreement. The term of this Agreement shall be for a period of three (3) years, commencing on the date hereof and expiring on March 30, 2008 (the “Term”); provided, however, that the Term shall automatically be extended for successive one (1) year periods unless either party gives written notice of non-renewal prior to 5:00 PM of the date one year prior to the expiration date of the Term, or any extended period of the Term. The foregoing notwithstanding, in the event Christensen gives written notice to the Company of his intent to accept a bona fide third-party offer of employment that would preclude him from performing part or all of the Services during any portion of the Term or extended term, Christensen shall, at the option of the Company, continue to provide Services on a winding down transition basis for a period not to exceed 90 days, at the end of which period this Agreement shall terminate.

5.  Federal and State Income Taxes. The Company shall have no responsibility for federal or state income tax withholding, FICA, worker’s compensation insurance, or any other state or federal payments for or on behalf of Christensen. Christensen is personally liable for all income tax, FICA and other similar obligations incurred with respect to payments made by the Company to Christensen pursuant to this Agreement and on the earnings paid to any workers hired by Christensen, and Christensen shall indemnify and hold the Company harmless from and against any such liabilities, claims or obligations.

6.  Company Benefits. Other than COBRA and any other benefits to which he is entitled as a former employee of the Company, Christensen will not be eligible to participate in any medical, health, life, disability, or other insurance programs or other benefits provided by the Company to its regular employees.

7.  Independent Attorney. Christensen represents that he a member of the Utah and California Bar Associations and holds himself out to the business community as an attorney licensed to practice law in the states of Utah and California. The Company acknowledges that Christensen is not prohibited from providing legal and business consulting services to others, and that he does in fact offer to perform and performs such services for others in the course of operating his own business.

8.  Confidentiality. Christensen agrees to maintain in confidence all Company or Company client-related information which Christensen may receive as a result of his attorney-client relationship with the Company. Further, Christensen agrees that he will not disclose to anyone, for any reason, or use directly or indirectly to compete with The Company, any confidential information, including, without limitation, client information, client and prospective client lists, trade secrets, etc., that may be accessible to Christensen in connection with his working relationship with the Company.

9.  Independent Contractor. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of employer and employee, it being expressly understood and agreed that neither any provision contained in this Agreement nor any act or acts of the parties hereto shall be deemed to create any relationship between the Christensen and the Company other than the relationship of an attorney and his client.

10.  Choice of Law. This Agreement shall be interpreted according to the laws of the State of Utah.

11.  Entire Agreement. This Legal Services Agreement reflects the entire agreement between the parties relative to the subject matter hereof and supercedes any oral or written agreements relating thereto.

Date:	March 29, 2005		/s/ VAL JOHN CHRISTENSEN
Val John Christensen

FRANKIN COVEY CO.

Date:	March 29, 2005	By:	/s/ ROBERT A. WHITMAN
Robert A. Whitman
		Its:	Chairman & CEO